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Exhibit 10.17

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of the first day of July 1998 by and among Cronos Containers Limited, a company incorporated in England and Wales (the "Employer"), Cronos Capital Corporation, a USA corporation, and Peter J. Younger ("Younger").

                                   WITNESSETH:

WHEREAS, the Employer desires to employ Younger and Younger desires to be employed by the Employer under the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties agree as follows:

1. The Employer agrees to employ Younger and Younger agrees to serve in the employ of the Employer, as Chief Financial Officer, subject to the supervision and direction of its Board of Directors, and as a Director of Employer and its American affiliates until terminated as provided herein.

2. Younger hereby warrants and represents that he has the full right and authority to enter into this Agreement and to perform all of his obligations hereunder and that he is not party to any other agreement or understanding which might conflict with the provisions hereof or affect or interfere with the full performance by him of all of his obligations hereunder. This agreement supersedes all prior contracts between the Employer and Younger, and shall take precedence over any other agreement between Younger and The Cronos Group or any of its subsidiaries. Younger's office and the principal place for the performance of his duties hereunder, except for travel reasonably required, shall be at the place of business of the Employer or at another location mutually agreed upon between Employer and Younger.

3. (a) For all services to be rendered by him in an executive capacity only (including, but not limited to, services as an officer, director, member of any committee or otherwise) of Employer or any affiliate, Employer shall pay Younger as long as he shall be employed hereunder a salary of one hundred twenty-three thousand eight hundred seventy-five pounds (pound sterling 123,875) per annum (such salary is referred to herein as "basic compensation"), payable in twelve equal monthly installments in arrears not later than the last day of each month.

       (b) In addition to the basic compensation, Younger shall be given an annual bonus generally related to the financial performance of Employer and its affiliates and the performance of Younger during each calendar year. Such bonus will be paid under the terms and conditions of a bonus plan established for all employees of Employer and its subsidiaries. In addition, reasonable and necessary expenses incurred by Younger in the performance of duties under this Employment Agreement will be reimbursed to Younger upon receipt of documentation in customary form adequate to establish the deductibility of each item of expense to Employer. Younger shall also be entitled to all benefits provided by the Employer to its employees generally.





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       (c)    For each year or part of a year that Younger performs duties for any entity within the Cronos Group which subject any of his earnings from that employment to income tax in the United Kingdom, Cronos Containers Limited shall pay Younger a tax equalization payment equal to:

       (TAX-UST)*1.50

where

       TAX equals the actual amount of income taxes in all jurisdictions, including but not limited to, federal, national, state, municipal and local (collectively, "Income Taxes") payable for a year by Younger; and

       UST equals the amount of Income Taxes that would have been payable by Younger for the year in question if all his income from employment by the Cronos Group had been earned and paid in the State of California, U.S.A. and all other income had been received where it was.

       The resulting amount shall not in any case be less than zero.

       The tax equalization payment called for by this paragraph shall be paid retroactively for the year 1997 and for each subsequent year. Younger shall invoice Cronos Containers Limited for the amount of the payment reasonably promptly after becoming able to determine the amount and shall supply Cronos Containers Limited with such information and tax documentation as it shall require in reviewing the invoice.

       (d) Cronos Containers Limited shall reimburse Younger for 1) his reasonable and necessary expenses in preparing income tax returns for himself and/or his wife for each year or partial year that he is employed by any entity within the Cronos Group beginning with 1997 in any jurisdiction in which any of his earnings from the Cronos Group are subject to income taxation; and 2) the cost of determining the amount of any tax equalization payment due.

       (e) Younger, his wife and his children are entitled to seek, at Cronos Containers Limited's expense, medical care which is, in their sole discretion, of the same quality and convenience that they would have received, and at the same total expense to Younger that Younger would have incurred for such care, if each of them had been treated while Younger was covered by Cronos Capital Corporation's medical, dental and other health-related benefits. To the extent that Younger has unreimbursed medical expenses resulting from medical treatment for himself or his wife or children, he may submit them to the Cronos Capital Corporation executive in charge of medical benefits, together with any other information required by Cronos Capital Corporation, for reimbursement pursuant to the standards set forth in this paragraph. The decision of the executive in charge of medical benefits concerning the amount of reimbursement due Younger shall be final unless not made in good faith. Neither Cronos Containers Limited nor Cronos Capital Corporation nor any other entity of the Cronos Group shall ever be responsible for any consequences or damages flowing from any act or omission in providing medical care to Younger or any family member. The maximum amount of reimbursement to which Younger is entitled for all medical expenses for his entire family for any calendar year is pound sterling 15,000.

       (f) In the event of a change of ownership or control of The Cronos Group (Luxembourg), Younger shall be entitled to 1) an immediate payment of twice the amount of his total salary and bonuses earned from all entities within the Cronos Group during the full calendar year ending last prior to the effective date of the change of control, and 2) continuation of medical





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benefits at the level provided in this Agreement until he first obtains medical benefits from employment thereafter, or for two years, whichever shall first occur. As used in this paragraph, "change of ownership or control" means a change in ownership or control that would constitute a change of ownership of a corporation's real property in California under the standards of California Revenue and Taxation Code Section 64(c)(1) as it was on December 31, 1998.

       (g) Employer shall provide Younger a car in accordance with the company car policy.

       (h) Notwithstanding any other provision in Employer's Policy Manual, Younger is entitled to an aggregate of 20 days of vacation per annum for 1998 and each subsequent full year of employment under this agreement. No more than five days of accrued vacation per annum may be carried forward and taken in a subsequent year without the prior approval of the Board of Directors of the Employer.

       (i) On the termination of his appointment for whatever reason, Younger shall either be entitled to pay in lieu of outstanding vacation entitlement or be required to repay to the Employer any salary received for vacation taken in excess of his actual entitlement. The basis for payment and repayment shall be 1/260 x of Younger's annual basic salary for each day.

       4. During the period of his employment Younger will not without the approval of the Board of Directors of the Employer be an officer, director or employee of any other company (other than a subsidiary or affiliate of Employer). Younger shall devote his entire business time, energy and ability exclusively to the business of Employer and its affiliates and shall not without Employer's written consent render to others services of any kind for compensation.

5.     (a)    Any provision of this Agreement to the contrary notwithstanding, in the event Younger shall, during the term of his employment hereunder, fail to perform his duties hereunder owing to illness or other incapacity which continues for a period of more than six (6) consecutive months, the Employer shall have the right, by notice sent to Younger by hand delivery, telefax (if electronically confirmed), or mail, postage prepaid, to terminate Younger's employment hereunder as of a date (not less than thirty (30) days after the date of the sending of such notice) to be specified in such notice, and Younger shall be entitled to receive all compensation provided in Paragraph 3 hereof computed to or on the basis of the date specified in said notice. However, if prior to the date specified in such notice, Younger shall resume the performance of his duties hereunder, said notice shall be deemed to be canceled and rendered null and void.

       (b) If Younger is absent because of sickness (including mental disorder) or injury he shall report this fact forthwith to the Human Resources Department and if Younger is so prevented for seven or more consecutive days he shall provide a medical practitioner's statement on the eighth day and weekly thereafter so that the whole period of absence is certified by such statements. Immediately following his return to work after a period of absence Younger shall complete a Self-Certification form available from the Human Resources Department detailing the reason for his absence.

       (c) If Younger shall be absent due to sickness (including mental disorder) or injury, duly certified in accordance with the provisions of sub-clause 5(b) hereof, he shall be entitled to receive his full basic salary for a period of six months of continuous absence or for 25 days absence in aggregate in any period of 12 consecutive months and thereafter if he remains incapacitated by illness or accident and not able to carry out his normal duties, Younger will be entitled, subject to the terms of the policy, to take the benefit of the Employer's Disability Insurance Plan.


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       (d)    At any time during the period of his appointment, (but not normally more often than once every second year) Younger shall at the request and expense of the Employer permit himself to be examined by a registered medical practitioner to be selected by the Employer and shall authorize such medical practitioner to disclose to and discuss with the Employer's medical adviser the results of such examination and any matters which arise from it in order that the Employer's medical adviser can notify the Employer of any matters which, in his opinion, might hinder or prevent the executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

6.     (a)    Except as provided in Paragraph 5 above, this Agreement may not be terminated or canceled by the Employer except for Younger's willful non-performance of, or willful misconduct in the performance of, his duties hereunder, or upon 2 years' prior written notice.

       (b) If the Employer intends to terminate this Agreement pursuant to Paragraph 6(a) above (except for Younger's willful misconduct amounting to moral turpitude so as to affect his ability to adequately perform services on behalf of the Employer, in which event the employment may be terminated immediately upon notice), it shall give Younger detailed written notice by hand delivery, telefax (if electronically confirmed) or mail, postage prepaid, to that effect at least 2 years prior to the effective date of any such termination.

       (c) Younger shall give to Employer a minimum of six months prior written notice of his intention to terminate his employment under this agreement.

       (d) Upon termination or cancellation of this agreement for any reason, Employer shall pay Younger's reasonable moving expenses for his household to any single location to which Younger actually moves within the continental United States upon receipt of documentation sufficient to establish the deductibility of the expenses to Employer.

7. The Employer shall provide sufficient services, facilities and personnel for Younger to perform his services hereunder.

8.     (a)    Younger acknowledges that during his employment with the Employer he will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Employer or its affiliates and their customers and suppliers, including, but not limited to, the contract rates and expiration dates set forth in Employer's and its affiliates' contracts with customers ("Confidential Information").

       (b) Younger will not during the term of the appointment (otherwise than in the proper performance of his duties and then only to those who need to know Confidential Information) or thereafter (except with the written consent of the Board or as required by law):

              i) divulge or communicate to any person (including any representative of the press or broadcasting or other media);

              ii) cause or facilitate any unauthorized disclosure through any failure by him to exercise all due care and diligence; or

              iii) make use of (other than for the benefit of Employer or its affiliates)


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any Confidential Information which may have come to his knowledge during his past or current employment with Employer or its affiliates or in respect of which Employer or any affiliate may be bound by an obligation of confidence to any third party, provided Younger is or has been made aware of such obligation of confidence. Younger will also use all reasonable endeavors to prevent the publication or disclosure of any Confidential Information. These restrictions will not apply to Confidential Information which, after the appointment has been terminated, has become available to the public generally otherwise than through unauthorized disclosure.

       (c) All notes, memoranda and other records (whether in documentary form or stored on computer disk or tape) made by Younger during his employment with the Employer and which relate to the business of any affiliate of Employer ("Group Company") shall belong to such Group Company and Younger shall, from time to time, promptly hand over such notes, memoranda and other records to the Employer (or as the Employer may direct).

       (d) Younger agrees that he will not at any time after the termination of this Agreement, either personally or by his agent, directly or indirectly:

              i) represent himself as being in any way connected with or interested in the business of any Group Company;

              ii) use or disclose to any person, firm or company any confidential information directly or indirectly relating to the affairs of any Employer or its affiliates or to a customer of any Employer or its affiliates which may have been acquired by him in the course of or incidental to his employment by the Employer for his own benefit or for the benefit of others or to the detriment of any Employer or its affiliates or such customer. This restriction shall continue to apply after the termination of this Agreement for a period of one year but shall cease to apply to information or knowledge which may come into the public domain or otherwise than through unauthorized disclosure by Younger or any other person.

9. To the fullest extent permitted by law, Cronos Capital Corporation and Cronos Containers Limited hereby jointly and severally agree to indemnify and hold Younger harmless from any and all claims, demands, liabilities and damages, including, but not limited to, attorneys' fees and other costs of defense, arising from any actual or alleged service as an employee, agent, officer or director of any entity within the Cronos Group, even if Younger's conduct in the event is negligent or reckless or even amounts to willful injury, as that phrase is used in California Civil Code Section 1668. Any entity indemnifying or defending Younger in connection with a claim pursuant to this paragraph shall have the power to settle such claim without Younger's consent.

10. Nothing in this Agreement shall be construed as limiting or restricting any benefit to Younger, his legal representatives or Beneficiary, under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of the Employer for the benefit of its employees generally or a group of them, or under any other agreement between Employer and Younger, now or hereafter in existence, nor shall any payment under this Agreement be deemed to constitute payment to Younger, his legal representatives or Beneficiary in lieu of or in reduction of any benefit or payment under any such plan or agreement. It is understood and agreed that the Employer shall offer to and provide Younger with all other benefits, employee programs, facilities and emoluments which are offered to any other employee of the Employer or of its affiliates now or at any time hereafter, unless the terms of such plans


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specifically exclude him or he is ineligible to participate in such plans under the terms thereof or applicable law.

11. This Agreement shall inure to the benefit of Younger's heirs, but neither this Agreement nor any rights or interest under this Agreement shall be assignable by Younger or by Younger's heirs without the Employer's prior written consent.

12.    (a)    Any notice to the Employer under this Agreement shall be deemed to have been given if and when sent by hand delivery, telefax (if electronically confirmed) or mail, postage prepaid, to Employer at its principal office, or such other address as the Employer may from time to time designate in writing by notice to Younger given pursuant to Paragraph 12(b) hereof.

       (b) Any notice to Younger under this Agreement shall be deemed to have been given if and when sent by hand delivery, telefax (if electronically confirmed) or first- class mail, postage prepaid, to Younger at this address herein below given or such other address as Younger may from time to time designate in writing by notice to the Employer given pursuant to Paragraph 12(a) above. Younger's address is 1103 Cayuse Circle, SE, Salem, OR 97306.

13.    (a)    No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by the parties hereto with the same formality attending execution of this Agreement.

       (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel executed with the same formality attending execution of this Agreement.

14.    (a)    Any dispute between the Employer and Younger concerning the terms and provisions of this Agreement, or the interpretation, application, enforceability or validity thereof, shall be resolved by arbitration in California, United States of America before the American Arbitration Association pursuant to its rules for commercial arbitration. Judgment upon any amount rendered by the arbitrators may be entered in any court having jurisdiction thereof. The prevailing party in any arbitration as determined by the arbitrators shall be entitled to recover, in addition to any award, all fees and costs he or it incurs in the arbitration, including, without limitation, reasonable attorneys' fees and costs and costs and fees of the arbitrators.

       (b) This Agreement shall be governed by and construed in accordance with the laws of California with respect to the validity, interpretation, performance and enforcement of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

       (c) The Agreement is the complete and exclusive statement of the parties' agreement concerning Younger's employment. No additional terms exist. No representation not set forth herein has been made to or relied on by any party.


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       WITNESS WHEREOF, the Employer and Cronos Capital Corporation have caused this Agreement to be executed by their duly authorized officer, and Younger has signed this Agreement effective as of July 1, 1998.


EMPLOYER


CRONOS CONTAINERS LIMITED


By
   ------------------------
        Dennis J. Tietz
        Its Attorney-In-Fact


Peter J. Younger


---------------------------
Peter J. Younger


CRONOS CAPITAL CORPORATION

By
   ------------------------

Title
      ---------------------



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